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                                   EXHIBIT 1.5

                               HOLLOW EGG ONE INC.
                        C/O TECUMSEH HOLDINGS CORPORATION
                     115 RIVER ROAD, BUILDING 12, SUITE 1205
                           EDGEWATER, NEW JERSEY 07020
TELEPHONE 201-313-1600                                          FAX 201-313-7249
                      E-MAIL TECUMSEH.HOLDINGS@VERIZON.NET

                                                           [date to be inserted]

To:      [name of subscriber(s)]
         [address of subscriber(s)]

                           Re:      Subscription to shares of Hollow Egg One
                                    Inc.

Dear [name of subscriber(s)]:

         Our registration statement for the offering of our first "blank check" company, or as it is sometimes referred to, our first "shell" company, was declared effective by the Securities and Exchange Commission. We are currently offering for sale the shares of common stock of the Company, Hollow Egg One Inc. BEFORE MAKING ANY DECISION TO PURCHASE ANY NUMBER OF THESE SHARES, YOU MUST READ CAREFULLY THE ENCLOSED DEFINITIVE PROSPECTUS REGARDING THE OFFERING OF THESE SHARES. There is also enclosed for your review the escrow agreement between the Company and Valley National Bank providing for the deposit with the bank of the subscription funds received by the Company and the stock certificates issued to the Company's parent and to subscribers for the Company's stock. These funds will be held for 18 months or less, until the Company enters into a business combination with a private going concern. Should this not occur within 18 months from the prospectus date, the funds held by the escrow agent for your account will be returned to you with any accrued interest or dividends.

Procedures for Subscriptions and Payments

         The time period for subscriptions and over-subscriptions will be as follows:

- The current offering period for the sale of the Company's shares is the 45-day period commencing on [date to be inserted] and ending on [date to be inserted]. This period may be extended by the Company for an additional 45 days. There can be no assurance can be given that this will be done and clearly will not be done if all of the presently unsold Company shares are sold during the current offering period.

- The completed and executed subscription agreement should be received from you by the Company within the current offering period. Payment for all initial subscriptions to Company shares must accompany the return of the completed and executed subscription agreement.

- Delivery of the subscription agreement and over-subscription confirmations, together with payment by written instrument, should be made by hand, by recognized courier service, or by first class mail, to "Hollow Egg One Inc., c/o Tecumseh Holdings Corporation, 115 River Road, Suite 1205, Edgewater, NJ 07020, telephone 201-313-1600".

- Payment by written instrument should be in the form of a check, bank draft or money order, in the aggregate amount then due on account of either the subscription price or



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         over-subscription price, payable to or endorsed to the order of "Valley
         National Bank N.A., Escrow Agent for Hollow Egg One Inc."

- In lieu of payment by written instrument, a bank-to-bank wire transfer of funds (S.W.I.F.T or FedWire) may be made, contemporaneously with the delivery of the subscription agreement, to "Federal Reserve Bank of New York for account of Valley National Bank N.A.,Wayne, NJ, ABA No. 021201383, Attention Trust Service No. 73187, for further credit to Hollow Egg One Inc., Escrow Account No. [to be determined]".

Warranties and Representations of the Subscriber

         You warrant and represent that you fully understand, and have done, the following:

- You hereby acknowledge receipt of the definitive prospectus for this offering, together with a copy of the escrow agreement relating to it, and that you have carefully read both of these documents;

- No representations have been made to you other than those contained in the definitive prospectus and the escrow agreement in connection with this offering;

- The Company reserves the right to terminate this offering prior to its completion and expiration of it offering period and further reserves the right to reject, in whole or in part, any subscription, in its sole discretion, for any reason whatsoever;

- No subscription may be withdrawn once made, except as provided by applicable state law;

- All subscription payments made by you to the Company and which are retained by, and not refunded to you by, the Company will be held in escrow in accordance with the terms of the escrow agreement and the prospectus, until termination of the escrow account pursuant to the escrow agreement;

-        All subscription payments shall be at the rate of $0.25 per share;

-        No offered Company shares will be issued on a fractional basis; and

General

All notices or other communications given or made by you to the Company or by the Company to you, shall be in writing and shall be delivered (1) by hand; (2) delivered by recognized courier; (3) mailed by registered or certified mail, return receipt requested, postage prepaid, to you at the address set forth below and to the Company at the address set forth above; or (4) mailed to the Company in the Company's postal-permitted Business Reply Mail envelope.

Notwithstanding the place where this agreement may be executed by either you or the Company, you and the Company expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the internal laws of the State of New Jersey, without giving effect to conflicts of law, to the jurisdiction of whose courts the Company and you hereby submit themselves.

This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and may be amended only by a writing executed by both you and the Company. You agree not to transfer or assign this agreement, or any interest in this agreement, without the express written consent of the Company.



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The undersigned agrees that counsel to the Company shall not be liable for taking any action pursuant to this Agreement in the absence of gross negligence, misfeasance, malfeasance or fraud.

Your instructions as to the registration of the certificates for the Company shares purchased by you are as follows:


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                                     (Name)


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                                (Street Address)


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                           (City, State and Zip Code)


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                (Social Security No. or Federal Employer ID No.)


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                                 (Date of Birth)


ACCEPTED AND AGREED:                        Very truly yours,

                                            HOLLOW EGG ONE INC.
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  (Subscriber(s) Signature(s)
                                            By_________________________________
                                                JOHN L. MILLING, President
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(Print Subscriber(s) Name(s) and,
if applicable, Title(s))                       ________________________________
                                                (Subscriber's Street Address)
------------------------------------
(Printed name of Subscriber If Not
an Individual)                                 ________________________________
                                         (Subscriber's City, State and Zip Code)
------------------------------------
(Subscriber's Area Code and Telephone
Number)